                                                                      EXHIBIT 11

                         CAPSTEAD MORTGAGE CORPORATION
                      COMPUTATION OF NET INCOME PER SHARE
                    (in thousands, except per share amounts)



                                        Quarter Ended        Six Months Ended
                                     --------------------  --------------------
                                       1995       1994       1995       1994
                                     ---------  ---------  ---------  ---------
Primary:
 Average number of common
  shares outstanding                   15,322     15,238     15,313     15,220
 Incremental shares calculated
  using the Treasury Stock method           4          9          4         46
                                      -------    -------   --------   --------
                                       15,326     15,247     15,317     15,266
                                      -------    -------   --------   --------


Net income                            $17,739    $20,030   $ 33,105   $ 43,499
Less cash dividends paid on
 convertible preferred stock:
 Series A ($0.40 per share)              (239)      (266)      (487)      (538)
 Series B ($0.315 per share)           (9,584)    (9,440)   (19,134)   (18,848)
                                      -------    -------   --------   --------
Net income available to common
 stockholders                         $ 7,916    $10,324   $ 13,484   $ 24,113
                                      =======    =======   ========   ========


Primary net income per share            $0.52      $0.68      $0.88      $1.58

Fully diluted:
 Average number of common
  shares outstanding                   15,322     15,238     15,313     15,220
 Assumed conversion of
  convertible preferred stock:
  Series A                                548        606        554        619
  Series B                                  *          *          *          *
 Incremental shares calculated
  using the Treasury Stock method           5          9          4         45
                                      -------    -------   --------   --------
                                       15,875     15,853     15,871     15,884
                                      =======    =======   ========   ========


Net income                            $17,739    $20,030   $ 33,105   $ 43,499
Less cash dividends paid on
 the Series B Preferred Stock          (9,584)    (9,440)   (19,134)   (18,848)
                                      -------    -------   --------   --------
Net income                            $ 8,155    $10,590   $ 13,971   $ 24,651
                                      =======    =======   ========   ========


Fully diluted net income per share      $0.51      $0.67      $0.88      $1.55



* The Series B Preferred Stock is not considered convertible for purposes of calculating fully diluted net income per share as it is currently antidilutive.